                                                                   Exhibit 10.61

                              SUBLICENSE AGREEMENT

         THIS SUBLICENSE AGREEMENT is made the 22nd day of December 2003 BETWEEN CytRx Corporation, a Delaware corporation having an address of 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049 (referred to as "CYTRX"), and Advanced BioScience Laboratories, Inc., a Delaware corporation having its principal place of business at 5510 Nicholson Lane, Kensington, Maryland 20895 (referred to as "ABL").

                                    RECITALS

         WHEREAS, in June 2000, ABL was awarded a $15 million contract from the National Institutes of Health (NIAID Prime Contract N01-05394) (the "NIH Prime Contract") and on June 26, 2000, ABL entered into a subcontract No. 00454B-UMM-NAID-N01-A1-05395 with University of Massachusetts Medical School ("UMass") (the "UMass Subcontract") in connection with the development of a DNA-based HIV vaccine that incorporates the 03-24 Technology and the 03-111 Technology (as further described below) (the "HIV Vaccine").

         WHEREAS, in December 2002, UMass filed a provisional patent application, U.S. Patent Application Serial Number 60/430,732 covering invention disclosure number UMMC 03-24 entitled Primary and Polyvalent HIV-1 Envelope Glycoprotein DNA Vaccines (the "03-24 Technology");

         WHEREAS, in September 2003, ABL filed a provisional patent application, U.S. Patent Application Serial Number 60/503,907 covering an HIV protein boost technology invention referred to by UMass and ABL as UMMC 03-111 (the "03-111 Technology");

         WHEREAS, on December 3, 2003, ABL and UMass made a joint filing with the United States Patent and Trademark Office of a combined patent application for the 03-24 Technology and the 03-111 Technology that included all of the claims of the 03-24 Patent Filing and 03-111 Patent Filing, with both a U.S. non-provisional patent application and a PCT application designating all countries being filed simultaneously and with both the non-provisional and the PCT applications (the "Joint Patent Filing");

         WHEREAS, on December 22, 2003 UMass and ABL granted CYTRX a worldwide exclusive license to the Joint Patent Filing, which includes the 03-24 Technology and 03-111 Technology (the "Amended and Restated Exclusive License Agreement");

         WHEREAS, in conjunction with the Joint Patent Filing, ABL, CYTRX and UMass entered into an Agreement, dated as of December 22, 2003, regarding the development and commercialization of the HIV Vaccine and other rights (the "Definitive Collaborative Agreement");

         WHEREAS, pursuant to the Definitive Collaborative Agreement and the Amended and Restated Exclusive License Agreement CYTRX hereby grants ABL sublicense rights to the Patent Rights granted to CYTRX in the Amended and Restated Exclusive License

Agreement under said rights to make, have made, use, manufacture and sell products using the Joint Patent Filing technology under the following conditions (the "Sublicense Agreement");

         IT IS HEREBY AGREED AS FOLLOWS:

         1. Definitions. For this Sublicense Agreement, and solely for this purpose, the terms set forth below shall be defined as follows. All terms not defined herein shall have the meaning set forth in the Amended and Restated Exclusive License Agreement.

                  1.1 "Affiliate(s)" shall mean any corporation, firm, partnership or other entity which directly or indirectly owns or is owned by or is under common ownership with a party to this Sublicense Agreement to the extent of at least fifty-one percent (51%) of the equity having the power to vote on or direct the affairs of the entity.

                  1.2 "Amended and Restated Exclusive License Agreement" shall mean the exclusive license agreement entered into between UMass, CytRx and ABL related to the Joint Patent Filing and as defined in the Whereas provision above.

                  1.3 "Biological Materials" shall mean certain tangible biological materials that are necessary for the effective exercise of the Patent Rights, which materials may be described on Exhibit A, as well as tangible materials that are routinely produced through use of the original materials, including, for example, any progeny derived from a cell line, monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, and substances routinely purified from a source material included in the original materials (such as recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods).

                  1.4      "CPR" shall mean the CPR Institute for Dispute
Resolution.

                  1.5      "Effective Date" shall mean January 1, 2004.

                  1.6      "Field" shall mean all HIV vaccines.

                  1.7 "Licensed Product" shall mean any HIV vaccine product other than the HIV Vaccine that cannot be developed, manufactured, used, or sold without infringing one or more Valid Claim(s) under the Patent Rights (without taking into account any co-ownership rights of ABL or its Affiliates in the Patent Rights).

                  1.8 "Net Sales" shall mean the gross amount billed or invoiced on sales of Licensed Products by ABL and its Affiliates to third parties, less (i) 9% as an allowance to reflect each of the following irrespective of the amounts actually incurred for these items: the (a) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; and (b) amounts repaid or credited by reason of rejection or return and (ii) 5% of the amount of Net Sales after the foregoing 9% allowance, with the 5% allowance to reflect each of the following irrespective of the amounts actually incurred for these items: (a) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of ABL; (b) outbound transportation costs prepaid or allowed and costs of insurance in transit; and
(c) allowance for bad debt that is customary and reasonable for the industry and in accordance with generally accepted accounting principles. Notwithstanding anything to the contrary in this Section 1.7, Net Sales does not include sales of Licensed Products at or below the fully burdened cost of manufacturing solely for research or clinical testing or for indigent or similar public support or compassionate use programs.

         In any transfers of Licensed Products between ABL and an Affiliate, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third party. In the event that ABL or an Affiliate receives non-monetary consideration for any Licensed Products, Net Sales shall be calculated based on the fair market value of such consideration.

         In the case of Combination Products, Net Sales means the gross amount billed or invoiced on sales of the Combination Product less the deductions set forth above, multiplied by a proration factor that is determined as follows:

                           (i)      If all components of the Combination Product
were sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all Licensed Product components during such period when sold separately from the other essential functional components, and B is the aggregate gross sales price of the other essential functional components during such period when sold separately from the Licensed Product Components; or

                           (ii)     If all components of the Combination Product
were not sold separately during the same or immediately preceding Royalty Period, the proration factor shall be determined by the formula [C / (C+D)], where C is the aggregate fully absorbed cost of the Licensed Product components during the prior Royalty Period and D is the aggregate fully absorbed cost of the other essential functional components during the prior Royalty Period, with such costs being determined in accordance with generally accepted accounting principles.

                  1.9 "New Vaccine" shall mean any HIV vaccine other than the HIV Vaccine.

                  1.10 "Notice Date" shall mean the date on which an affected party notifies the other parties of any dispute arising out of or relating to this Sublicense Agreement.

                  1.11 "Patent Rights" shall mean the U.S. patent applications listed on Exhibit A, and any divisional, continuation, or continuation-in-part of such patent applications to the extent the claims are directed to subject matter specifically described therein, as well as any patent issued thereon and any reissue or reexamination of such patent, and any foreign counterparts to such patents and patent applications.

                  1.12     "Parties" shall mean ABL and CytRx.

                  1.13 "Royalty Period" means any calendar quarter commencing on January 1, April 1, July 1 or October 1 during which a Licensed Product is sold or used and every complete or partial calendar quarter thereafter during which this Agreement remains in effect.

                  1.14 "Sublicense" shall mean a nonexclusive worldwide sublicense with right to sublicense to third parties under CYTRX's commercial rights in the Patent Rights to make, have made, use, sell and have sold Licensed Products other than the HIV Vaccine in the Field within the Territory.

                  1.15     "Territory" shall mean the world.

                  1.16 "Valid Claim" shall mean on a country by country basis any issued or pending claim of a Patent Right which has not expired or been abandoned or allowed to expire or been declared invalid by a court of competent jurisdiction in any unappealed or unappealable decision.

         2. Sublicense. Subject to the Patent Rights granted to CYTRX under the Amended and Restated Exclusive License Agreement and the terms of this Sublicense Agreement, CYTRX grants ABL and its Affiliates the Sublicense. This Sublicense shall be effective as of January 1, 2004 and shall remain in force until expiration of the last to expire of the Patent Rights, unless terminated earlier in accordance with Article 6. Any sublicensee of ABL shall specifically agree to be bound by the terms of this Sublicense Agreement.

         3.       Payments and Reporting.

                  3.1 Payments. In consideration for the rights granted hereunder, ABL shall pay to CYTRX the following amounts:

                           (a)      Royalties. ABL shall pay to CYTRX on sales
of Licensed Products made by ABL and its Affiliates from the Effective Date, (1) royalties of {***} of the Net Sales or (2) if CYTRX has commercial sales of the HIV Vaccine or any New Vaccine competing with the Licensed Products in the marketplace, the royalties shall be {***} of the Net Sales. For any royalties, license fees and milestone payments paid by a third party to ABL under any sublicense rights granted by ABL, ABL shall pay to CYTRX {***} of those royalties, license fees and milestone payments except if CYTRX has commercial sales of the HIV Vaccine or any New Vaccine competing with the Licensed Products in the marketplace, the payment to be made to CYTRX by ABL under any such sublicense granted to a third party shall be {***} of royalties, license fees and milestone payments paid to ABL.

         The royalties shall be paid by ABL on a quarterly basis within thirty
(30) days of the end of each calendar quarter on sales made during such quarter. Any withholding taxes which ABL shall be required by law to withhold on remittance of the royalties payments shall be deducted from royalties paid to CYTRX and paid by ABL as required by applicable law and reported by ABL to CYTRX. Upon CYTRX's written request, ABL shall furnish CYTRX with copies of official receipts for such taxes.

                           (b)      Royalty Reduction. If CYTRX grants
additional sublicenses to third parties pursuant to this Sublicense Agreement (and as permitted by the Amended and Restated Exclusive Licensed Agreement) for vaccines other than the HIV Vaccine, CYTRX shall notify ABL of any lower royalty rate and any accompanying payments or other consideration, and the royalties rates set forth in Section 3.1(a) shall be adjusted, if necessary, so as not to exceed the royalty rates and other accompanying payments or other consideration charged any other sublicensee of the Patent Rights during the term of the non-exclusive sublicense rights granted herein.

                  3.2 Reporting. Together with each royalty payment due under Section 3.1, ABL shall submit to CYTRX on a quarterly basis a written statement indicating, on a country-by-country basis, only for those countries where the Patent Rights are in force or are still pending, (i) the actual sales volume of all Licensed Products, (ii) the actual gross sales and Net Sales of 3.2(i), and (iii) the amount of royalties, calculated as above, payable thereon to CYTRX. For this purpose, ABL shall maintain appropriate books of account and records of all sales of Licensed Products and the Net Sales thereof, for a period of three (3) years after each royalties payment. At CYTRX's request and expense, ABL shall make such books of account and records available for inspection during normal business hours by independent public accountants, who are appointed by CYTRX for the purpose of verification of ABL's statements referred to above and are acceptable to ABL. CYTRX agrees to require such accountants to keep all information obtained during the inspection as strictly confidential and to only provide CYTRX with such information which is necessary to verify ABL's statements. The accountant shall report to CYTRX only the amount of royalties due in each period and any discrepancy with payments made during such period. In the event of an underpayment that is in excess of the greater of
(i) $5,000 or (ii) 10% of the royalty payment for that period, ABL shall bear the full cost of the CYTRX audit.

                  3.3 Payments. All payments shall be made in U.S dollars. Monetary conversions from the currency of a foreign country into U.S. dollars shall be made at the average exchange rate in force on the last business day of the period to which the payments relate as reported by The Wall Street Journal (New York Edition), or on another basis mutually agreed upon by both Parties in writing.

         4.       Warranties and Liability.

                  4.1 CYTRX's Patent Rights. As of the Effective Date, CYTRX represents and warrants that: (a) CYTRX has the right to grant the sublicense granted by it hereunder; and (b) CYTRX has not received any written communication or challenge by any third party to the legality, validity, enforceability, use, or ownership of the whole or any part of the Patents Rights.

                  4.2 CYTRX warrants and represents that it has an exclusive license to all of the Patent Rights, with the right to grant sublicenses thereto upon the approval of UMass, and further warrants and represents that it has the full power and authority to enter into this Sublicense Agreement and to carry out its obligations herein.

                  4.3 EXCEPT AS PROVIDED IN SECTIONS 4.1 AND 4.2 ABOVE, CYTRX MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS BY ABL OR ANY OF ITS AFFILIATES WILL NOT CONSTITUTE AN INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

                  4.4 Without limiting the generality of the foregoing, the Parties agree that ABL shall indemnify CYTRX (including the officers, directors, employees, agents, consultants and other representatives of CYTRX) from any and all damages, losses, costs, or other consequences which CYTRX may incur as a direct result of any claim by a third party (including, without limitation, any customer or employee of ABL) resulting from or relating to the development, manufacture, use or sale of Licensed Products by ABL or its Affiliates; provided that such indemnification shall not apply to any damages, losses, costs or other consequences that are directly attributable to the negligent activities or intentional misconduct of CYTRX.

                  4.5      Infringement of CYTRX's Patent Rights by Third
Parties.

                           (a)      Should ABL become aware of any infringement
or alleged infringement of any of the Patent Rights, ABL shall promptly notify CYTRX in writing of the name and address of the alleged infringer and of the alleged acts of infringement and provide any available evidence of the alleged acts of infringement.

                           (b)      CYTRX shall not be obligated to prosecute
against any third party any suit for infringement of the aforesaid Patent
Rights.

                           (c)      If, at any time during this Sublicense
Agreement, the Patent Rights, in whole, shall be declared invalid in an unappealed or unappealable decision by a court of competent jurisdiction, this Sublicense Agreement shall automatically terminate. In such event, ABL shall not have to pay any royalties to CYTRX.

                           (d)      In the event that CYTRX or UMass under
Section 6.5(d) of the Amended and Restated Exclusive License Agreement chooses to prosecute any third party for infringement of the Patent Rights or defends the validity of the Patent Rights against any alleged infringer, ABL shall render reasonable assistance to CYTRX or UMass, at the reasonable expense of CYTRX or UMass. Any recovery obtained in an action under this Subsection shall be distributed as among CYTRX, ABL and UMass according to clauses (i) through
(iii) of Section 6.5(b) of the Amended and Restated Exclusive License Agreement.

                           (e)      In the event that CYTRX and UMass choose not
to prosecute any third party for infringement of the Patent Rights or not to defend the validity of the Patent Rights against any alleged infringer, ABL shall have the right to prosecute such third party for infringement of the Patent Rights or to defend the validity of the Patent Rights against any alleged infringer and one hundred percent (100%) of all costs incurred by ABL in such pursuit may be credited by ABL against the royalties payable after such date to CYTRX hereunder, provided that in no event shall such royalty payments be reduced by more than fifty percent (50%) in any Royalty Period. CYTRX shall render all reasonable assistance to ABL, at the reasonable expense of ABL. Any proceeds recovered shall be applied firstly for the payment of any royalties to CYTRX against which ABL has deducted amounts under this
Section 4.5(e) and then any remaining proceeds shall be distributed as follows:
(i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty payments withheld from CYTRX as described below), (ii) as to ordinary damages, ABL shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court shall have applied), less a reasonable approximation of the royalties that ABL would have paid to CYTRX if ABL had sold the infringing products and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share any award fifty percent (50%) to ABL and fifty percent (50%) to CYTRX.

         5.       Marketing.

                  5.1 ABL undertakes to use its reasonable efforts to develop, obtain regulatory approval for and market Licensed Products.

                  5.2 ABL shall not make any use of the name of CYTRX in connection with the use, manufacture or sale of Licensed Products by ABL and in any advertising, promotional or sales literature, without the prior written consent of CYTRX.

                  5.3 ABL shall be responsible for the compliance of Licensed Products sold by it hereunder with all relevant applicable laws and regulations. Without limiting the foregoing, all Licensed Products sold by ABL hereunder shall be labeled with such legends and statements as may be required by applicable laws or regulations. To the extent commercially feasible and consistent with prevailing business practices, ABL shall mark all Licensed Products with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

                  5.4 In the event an unlicensed third party markets in any country a Licensed Product which infringes a claim of an issued Patent Rights in such country, and CYTRX does not bring an infringement action against such third party or license such third party within ninety (90) days of a written request from ABL to take action, ABL and CYTRX shall meet and discuss whether such infringement has an adverse impact on ABL's sales of Licensed Products in such country and, if so, negotiate in good faith an adjustment to the terms of this Sublicense Agreement, provided that ABL acknowledges that it is only receiving a non-exclusive license under this Sublicense Agreement and that any adjustment to the terms of this Sublicense Agreement shall take into account that the Parties did not intend that ABL receive, and ABL does not hold, an exclusive sublicense of any Patent Rights.

         6.       Duration and Termination.

                  6.1 This Sublicense Agreement shall commence on the Effective Date and shall continue until expiration of the last to expire of the Patent Rights, unless terminated earlier in accordance with this Article 6.

                  6.2 The obligations of ABL to pay royalties in each country shall end on a country-by-country basis upon the expiration, invalidation, withdrawal or abandonment of the last remaining Patent Rights covering the manufacture, use or sale of Licensed Products in such country.

                  6.3 Notwithstanding anything in this Article to the contrary, a Party hereto shall have the right, by notice in writing, to terminate this Sublicense Agreement (i) in the event that the other Party is in default or breach of any material covenant, undertaking or obligation to be performed by that Party hereunder, and such default or breach is not corrected or cured within thirty (30) days after written notice thereof has been given by the non-defaulting Party; or (ii) in the event that the other Party shall enter into any arrangement or composition with its creditors or enter or be put into voluntary or compulsory liquidation (except for the purpose of any reorganization reasonably acceptable to the other Party), or have its business enjoined or ordered into receivership by executive or judicial authorities.

                  6.4 Any termination under this Article shall be without prejudice to the rights of either Party against the other then accruing or otherwise accrued under this Sublicense Agreement.

                  6.5 Termination of this Sublicense Agreement shall terminate all outstanding obligations and liabilities between ABL and CYTRX arising from this Sublicense Agreement except those provided for in Articles 4, 6, 7 and 10.

         7.       Confidentiality.

                  7.1 During the term of this Sublicense Agreement and for a period of five (5) years thereafter, ABL and CYTRX shall treat all confidential information received from the other under this Sublicense Agreement (including information pursuant to Section 3.2) as the exclusive property of the other Party and agrees not to disclose to any third Party or use any such information, except as permitted hereunder, without first obtaining the other Party's written consent. Each Party further agrees to take all practicable steps to ensure that any such information shall not be used by its directors, officers, employees or agents, except on like terms of confidentiality as aforesaid, and that it shall be kept fully private and confidential by them.

                  7.2 The above provision of confidentiality and non-use shall not apply to that part of such information which a Party is clearly able to demonstrate:

                           (a)      was rightfully in its possession without
restriction on disclosure or use prior to receipt from the other; or

                           (b)      was in the public domain at the time of
receipt from the other; or

                           (c)      became part of the public domain through no
default of the Party receiving such information, its directors, officers or employees; or

                           (d)      was lawfully received without restriction on
disclosure or use from some third Party having a right of further disclosure; or

                           (e)      is required to be disclosed by law or
applicable government regulations; or

                           (f)      is independently developed by employees or
representatives of a Party who have had no access to or the benefit of any disclosure hereunder.

         8. Notices. Any notice required or permitted to be given hereunder shall be sent in writing by registered or certified airmail, postage prepaid, return receipt requested, or by fax, air courier or hand delivery, addressed to the Party to whom it is to be given, as follows:

              If to CYTRX:               CytRx Corporation
                                         11726 San Vicente Boulevard, Suite 650
                                         Los Angeles, California 90049
                                         Fax: (310) 826-5529
                                         Attention: Steven A. Kriegsman
                                         Invoices to: Steven A. Kriegsman

              If to ABL:                 Advanced BioScience Laboratories, Inc.
                                         5510 Nicholson Lane
                                         Kensington, Maryland 20895
                                         U.S.A.
                                         Fax: (301) 981-3608
                                         Attention: President & CEO
                                         With copy to: General Counsel

or to such other address or addresses as may from time to time be given in writing by either Party to the other pursuant to the terms hereof.

         9. Assignment. This Sublicense Agreement shall not be assigned by either Party without the prior written consent of the other Party, except to any of their Affiliates, any of the Parties' respective successors in business, or any of the Parties' Affiliates' respective successors in business (including in connection with a merger or sale of all or substantially all of the assets of the entity or of a business division of the entity). In the event of any such transfer, the transferee shall assume and agree to be bound by the provisions of this Sublicense Agreement.

         10.      Miscellaneous.

                  10.1 Force Majeure. Any delays in or failures of performance by either Party under this Sublicense Agreement shall not be considered a breach of this Sublicense Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including, but not limited to: acts of god; acts, regulations or laws of any government (including, without limitation, import and export regulations); strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence. Each Party shall promptly give notice to the other of the start and stop should it be so affected by any of the above-mentioned occurrences and shall provide a reasonable estimate of its expected duration.

                  10.2 Entire Agreement. This Sublicense Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings and discussions between the Parties relating to said subject matter. ABL expressly agrees to be bound by the terms of the Amended and Restated Exclusive License Agreement.

                  10.3 Amendments: Waivers. This Sublicense Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by both Parties, or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any instance shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

                  10.4 Severability. If any provision of this Sublicense Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, then the Parties shall agree upon and add a substitute provision which shall be intended to provide a legal and enforceable clause with economic and business purposes similar to the original provision.

                  10.5 Successors and Assigns. This Sublicense Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

                  10.6     Law of the Agreement and Dispute Resolution.

                           (a)      Applicable Law. This Sublicense Agreement
shall be governed by and construed in accordance with the laws of the State of Massachusetts, without regard to the conflicts of law principles thereof. The parties hereby submit to the exclusive jurisdiction of, and venue in, the state and federal courts located in Los Angeles, California.

                           (b)      Negotiation. In the event of any dispute
arising out of or relating to this Sublicense Agreement, the affected party shall notify the other parties, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the

Notice Date. Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

                           (c)      Mediation. If the matter remains unresolved
within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding in Los Angeles, California under the then current CPR Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

                           (d)      Trial Without Jury. If the parties fail to
resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.

         IN WITNESS WHEREOF, the Parties hereto have caused this Sublicense Agreement to be executed by their duly authorized officers on the date and year first above written.

ADVANCED BIOSCIENCE LABORATORIES, INC.    CYTRX CORPORATION


/s/ JOHANNES BURLIN                       /s/ STEVEN A. KRIEGSMAN
--------------------------------------    --------------------------------------
By:    Johannes Burlin                    By:
                                             -----------------------------------
Title: President & CEO                    Title:
                                                --------------------------------

Exhibits

Exhibit A - Patent Rights

                                    EXHIBIT A

                              List of Patent Rights

United States Provisional Patent Application filed December 3, 2002 serial number 60/430,732 entitled " Polyvalent, Primary HIV-1 Envelope Glycoprotein DNA Vaccine.

United States Provisional Patent Application filed in September 2003, serial number 60/503/907 entitled "Polyvalent DNA and Protein Vaccines."

United States Utility Patent Application filed December 3, 2003 and its foreign counterparts referred to by the parties as the Joint Patent Filing.

[NO BIOLOGICAL MATERIALS AS OF THE EFFECTIVE DATE]